FIRST AMENDMENT TO CREDIT AGREEMENT


     This FIRST AMENDMENT TO CREDIT AGREEMENT is made and entered into effective as of the 1st day of September, 1997 (this "Amendment") among KINDER MORGAN, INC., a corporation formed under the laws of the State of Delaware (the "Borrower"); each of the lenders that is or becomes a party to the Credit Agreement (defined below) (individually, together with its successors and assigns, a "Lender" and, collectively, the "Lenders"); and FIRST UNION NATIONAL BANK (formerly known as First Union National Bank of North Carolina), a national banking association (in its individual capacity, "First Union"), as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").


                                 R E C I T A L S

     A. The Borrower, the Agent and the Lenders previously entered into that certain Credit Agreement dated as of February 14, 1997 (the "Credit Agreement"), pursuant to which the Lenders agreed to make certain loans to and extensions of credit on behalf of the Borrower upon the terms and conditions as provided therein.

     B. The Borrower and the Lenders now desire to make certain amendments and supplements to the Credit Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the parties hereto now agree as follows:

     1. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

     2. The definition of "Agreement" in Section 1.02 of the Credit Agreement are hereby amended to read as follows:

         "Agreement" shall mean this Credit Agreement, as amended by the First Amendment and as the same may be further amended or supplemented from time to time.

     3. Section 1.02 of the Credit Agreement is hereby supplemented, where alphabetically appropriate, with the addition of the following definitions:

         "First Amendment" shall mean that certain First Amendment to Credit Agreement dated effective as of September 1, 1997 among the Borrower, the Agent and the Lenders.


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     4. The last sentence of Section  2.04(j) of the Credit  Agreement is hereby deleted, and the following is substituted therefor:

          "The commissions and fronting fees in Sections  2.04(b),  (c), (d) and
     (e) are payable quarterly in arrears on each Quarterly Date."

     5. Section 9.03 of the Credit Agreement is hereby amended by deleting the existing subsection (g) and adding the following new subsections (g) and (h):

          "(g) in addition to the investments permitted by Section 9.03(h), investments, loans or advances made by the Borrower or Kinder Morgan G.P. in or to its Subsidiaries, not to exceed at any one time outstanding $150,000 in the aggregate; and

          (h) Kinder Morgan G.P. may make capital contributions as required by the partnership agreements of Kinder Morgan Energy, Kinder Morgan A, Kinder Morgan B and Kinder Morgan Operating L.P. "C" and any other partnership of which it is a partner; provided that its ownership interest in each such partnership is not greater than 1.2%."

     6. Section 9.17 of the Credit Agreement is hereby amended to read as follows:

         "Section 9.17 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms to it."

     7. Section 9.18 of the Credit Agreement is hereby amended to read as follows:

          "Section 9.18 Subsidiaries. The Borrower shall not, and shall not permit Kinder Morgan G.P. to, create any additional Subsidiaries except for Subsidiaries with the following characteristics: (i) the Subsidiaries are Subsidiaries of Kinder Morgan Energy, (ii) the Borrower is not a partner or member of such Subsidiary, and (iii) if Kinder Morgan G.P. is a partner or member of such Subsidiary its ownership interest is no greater than 1.2%. The Borrower shall not and shall not permit Kinder Morgan G.P. to sell or to issue any stock or ownership interest of a Subsidiary (excluding Kinder Morgan Energy and its Subsidiaries) except to the Borrower or Kinder Morgan G.P."

     8. Section 9.19 of the Credit Agreement is hereby amended to read as follows:

         "Section 9.19 Negative Pledge Agreements. The Borrower shall not, and shall not permit Kinder Morgan G.P. to create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts any Subsidiary (excluding Kinder Morgan

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     Energy and its  Subsidiaries)  from paying  dividends to the  Borrower,  or which requires the consent of or notice to other Persons in connection therewith.

     9. This Amendment shall become binding when the Agent shall have received counterparts of this Amendment executed by the Borrower and the Lenders and such other documents as the Agent or its counsel may reasonably request.

     10. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

     11. The Borrower hereby reaffirms that as of the date of this Amendment, the representations and warranties made by the Borrower in Article VII of the Credit Agreement as amended hereby are true and correct on the date hereof as though made on and as of the date of this Amendment.

     12. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas.

     13. This Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

     14. THE CREDIT AGREEMENT, THIS AMENDMENT, THE NOTES AND THE SECURITY INSTRUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES.







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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed effective as of the date first above written.

BORROWER:                     KINDER MORGAN, INC.




                              By: /s/ William V. Morgan
                              Name: William V. Morgan
                              Title: Vice Chairman

AGENT AND LENDER:             FIRST UNION NATIONAL BANK



                              By: /s/ David Roberts
                              Name: David Roberts
                              Title: Senior Vice President



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